Exhibit 99.1

(BW) (INTERVEST-BANCSHARES) (IBCA)

INTERVEST BANCSHARES CORPORATION

Reports 2007 First Quarter Earnings of $5.3 Million

Business Editors – New York – (Business Wire – April 18, 2007)

Intervest Bancshares Corporation (NASDAQ-GS:IBCA) (the “Company”) today reported that its consolidated net earnings for the first quarter of 2007 (“Q1-2007”) amounted to $5.3 million, or $0.62 per diluted share, compared to $6.4 million, or $0.77 per diluted share, reported in the first quarter of 2006 (“Q1-2006”). Average diluted shares outstanding amounted to 8.6 million for Q1-2007, compared to 8.3 million for Q1-2006.

Net earnings for Q1-2007 decreased by $1.1 million from Q1-2006 due to a $0.9 million decrease in net interest and dividend income, a $0.5 million decrease in noninterest income and a $0.5 million increase in the provision for loan losses, partially offset by a $0.8 million decrease in the provision for income taxes.

The decrease in net interest and dividend income of $0.9 million was due to a lower net interest margin, which more than offset the continued growth in the Company’s interest-earning assets. The Company’s net interest margin decreased from 2.92% in Q1-2006 to 2.38% in Q1-2007, while its total average loans outstanding increased during the same time frame by $147 million to $1.54 billion, and average security investments increased by $104 million to $408 million. The net interest margin was negatively impacted by a higher cost of deposits, lower competitive pricing for new loans and a prolonged flat to inverted treasury yield curve. The decrease in noninterest income of $0.5 million was nearly all due to a lower level of income from loan prepayments. The increase in the provision for loan losses of $0.5 million was due to an increase in the rate of net loan growth over Q1-2006. Noninterest expenses in Q1-2007 remained unchanged from Q1-2006 at $2.8 million, while the provision for income taxes decreased by $0.8 million from Q1-2006 due to lower pretax income. The Company’s effective income tax rate was approximately 44% for both periods. At March 31, 2007, the Company had 73 employees, compared to 76 employees at March 31, 2006.

The Company’s efficiency ratio, which is a measure of its ability to control expenses as a percentage of its revenues, continued to be favorable and was 21% for Q1-2007, compared to 19% for Q1-2006. The Company’s return on average assets and equity decreased to 1.08% and 12.45% in Q1-2007, from 1.47% and 18.55%, respectively, in Q1-2006.

The Company’s book value per common share rose to $20.95 at March 31, 2007, from $20.31 at December 31, 2006 and $18.22 at March 31, 2006. Common shares outstanding amounted to 8.4 million at March 31, 2007 and December 31, 2006, compared to 7.8 million at March 31, 2006.

Total consolidated assets at March 31, 2007 increased to $2.04 billion, from $1.97 billion at December 31, 2006. The increase reflected the growth in the Company’s loan portfolio and a higher level of cash and short-term investments, partially offset by a lower level of security investments.

Total consolidated cash and other short-term investments at March 31, 2007 amounted to $84 million, compared to $40 million at December 31, 2006. The increase reflected the temporary investment of funds from deposit inflows, loan prepayments and maturities of security investments. A portion of these funds is expected to fund new loans.

Total consolidated loans, net of unearned fees, at March 31, 2007 increased to $1.55 billion, from $1.49 billion at December 31, 2006. The increase was due to new originations secured by commercial and multifamily real estate exceeding principal repayments. New originations totaled $145 million in Q1-2007, compared to $144 million in Q1-2006, while principal repayments aggregated to $86 million in Q1-2007, compared to $110 million in Q1-2006.

Total consolidated loans on nonaccrual status amounted to $11.7 million at March 31, 2007, compared $3.3 million at December 31, 2006. The increase was due to the addition of four loans totaling $8.4 million that were originated by Intervest National Bank and are collateralized by commercial real estate located in New Jersey. Each loan is guaranteed by a principal who is experiencing legal and financial difficulties and for whom a Bankruptcy Trustee has been appointed to administer his assets. The loans were placed on nonaccrual status due to the uncertain resolution that has resulted from the bankruptcy filing. All the loans were originated within the Bank’s underwriting guidelines. The Company believes that all of its loans (which total six loans) on nonaccrual status at March 31, 2007 are well collateralized. In April, the Bank acquired the title to a multifamily real estate property located in Jersey City, New Jersey, that is collateralizing one of its nonaccrual loans with a principal balance of $975,000. The Bank is actively marketing the sale of this property. The Company does not own or originate sub prime single-family home loans and it does not own or originate construction/development loans.

The total consolidated allowance for loan losses amounted to $18.7 million at March 31, 2007, compared to $17.8 million at December 31, 2006. The allowance represented 1.21% of total loans (net of deferred fees) outstanding at March 31, 2007 and 1.20% at December 31, 2006. The increase in the allowance was due to a provision of $0.9 million during the first quarter of 2007 resulting from net loan growth of $59 million from December 31, 2006 as well as from a decrease in the internal credit grade on certain loans placed on nonaccrual status in the quarter.

Total consolidated securities held to maturity at March 31, 2007 decreased to $373 million, from $404 million at December 31, 2006, due to maturities and calls exceeding new purchases. The investment portfolio is held by Intervest National Bank and had a weighted-average remaining maturity of 2.3 years and a yield of 4.99% at March 31, 2007, compared to 2.3 years and a yield of 4.88% at December 31, 2006. Intervest National Bank continues to invest mainly in short-term U.S. government agency debt obligations to emphasize safety and liquidity and targets its loan-to-deposit ratio at approximately 85%. This ratio was 83% at March 31, 2007. The Company does not own or invest in collateralized debt obligations or collateralized mortgage obligations.

Total consolidated deposits at March 31, 2007 increased to $1.68 billion, from $1.59 billion at December 31, 2006. The increase reflected an increase in certificate of deposit accounts of $97 million, partially offset by a net decrease in checking, savings and money market accounts totaling $8 million.

Total consolidated borrowed funds and related interest payable at March 31, 2007 decreased to $145 million, from $173 million at December 31, 2006. The decrease reflected the repayment of short-term FHLBNY advances of $25 million and a $3 million decrease in outstanding debentures and related interest payable. In March 2007, the Holding Company notified the holders of its Series 5/14/98 convertible subordinated debentures that such debentures will be redeemed by the Holding Company on May 1, 2007 for face value plus accrued interest payable, which totaled $2.9 million at March 31, 2007. These debentures are convertible along with accrued interest at the option of the holders at any time prior to April 22, 2007 into shares of the Holding Company’s Class A common stock at $18.00 per share.

Total consolidated stockholders’ equity at March 31, 2007 increased to $175 million, from $170 million at December 31, 2006. The increase was due to net earnings for the quarter.

Intervest Bancshares Corporation is a financial holding company. Its operating subsidiaries are: Intervest National Bank, a nationally chartered commercial bank that has its headquarters and full-service banking office at One Rockefeller Plaza, in New York City, and a total of six full-service banking offices in Clearwater and Gulfport, Florida; and Intervest Mortgage Corporation, a mortgage investment company. Intervest National Bank maintains capital ratios in excess of the regulatory requirements to be designated as a well-capitalized institution.

Intervest Bancshares Corporation’s Class A Common Stock is listed on the NASDAQ Global Select Market: Trading Symbol IBCA.

This press release may contain forward-looking information. Except for historical information, the matters discussed herein are subject to certain risks and uncertainties that may affect the Company’s actual results of operations. The following important factors, among others, could cause actual results to differ materially from those set forth in forward looking statements: changes in general economic conditions in the Company’s market areas; changes in policies by regulatory agencies; fluctuations in interest rates; demand for loans; and competition. Reference is made to the Company’s filings with the SEC for further discussion of risks and uncertainties regarding the Company’s business. Historical results are not necessarily indicative of the future prospects of the Company.

Contact: Lowell S. Dansker, Chairman, Intervest Bancshares Corporation

One Rockefeller Plaza (Suite 400)

New York, New York 10020-2002

Phone 212-218-2800 Fax 212-218-2808

Selected Consolidated Financial Information Follows.

INTERVEST BANCSHARES CORPORATION

Selected Consolidated Financial Information

(Dollars in thousands, except per share amounts)	Quarter Ended March 31,
	2007	2006
Selected Operating Data:
Interest and dividend income	$33,265	$30,066
Interest expense	21,695	17,580

Net interest and dividend income	11,570	12,486
Provision for loan losses	854	361

Net interest and dividend income after provision for loan losses	10,716	12,125
Noninterest income	1,602	2,082
Noninterest expenses	2,769	2,796

Earnings before income taxes	9,549	11,411
Provision for income taxes	4,196	4,991

Net earnings	$5,353	$6,420

Basic earnings per share	$0.64	$0.82
Diluted earnings per share	$0.62	$0.77
Adjusted net earnings for diluted earnings per share (1)	$5,387	$6,460
Weighted-average common shares and common equivalent shares outstanding for computing:
Basic earnings per share	8,373,096	7,825,746
Diluted earnings per share (2)	8,621,395	8,346,783
Common shares outstanding at end of period	8,377,121	7,837,642
Common stock warrants outstanding at end of period	195,000	696,465
Yield on interest-earning assets	6.85%	7.04%
Cost of funds	4.96%	4.55%
Net interest margin	2.38%	2.92%
Return on average assets (3)	1.08%	1.47%
Return on average equity (3)	12.45%	18.55%
Effective income tax rate	43.94%	43.74%
Efficiency ratio (4)	21%	19%

Selected Financial Condition Information:	At Mar 31, 2007	At Dec 31, 2006	At Sep 30, 2006	At Jun 30, 2006	At Mar 31, 2006
Total assets	$2,040,658	$1,971,753	$1,970,106	$1,791,672	$1,790,524
Total cash and short-term investments	$84,453	$40,195	$103,001	$19,540	$27,831
Total securities held to maturity	$373,322	$404,015	$340,783	$300,779	$327,974
Total FRB and FHLB stock	$6,001	$6,938	$5,813	$5,813	$6,299
Total loans, net of unearned fees	$1,550,370	$1,490,653	$1,492,352	$1,439,436	$1,402,008
Total deposits	$1,677,705	$1,588,534	$1,601,124	$1,450,955	$1,429,681
Total borrowed funds and accrued interest payable	$144,658	$172,909	$174,080	$149,528	$178,480
Total stockholders’ equity	$175,498	$170,046	$154,402	$149,413	$142,828
Total allowance for loan losses	$18,687	$17,833	$17,038	$16,131	$15,542
Total loans ninety days past due and still accruing	$—	$—	$18,639	$1,332	$1,505
Total nonperforming loans	$11,735	$3,274	$7,672	$3,076	$1,725
Total loan chargeoffs	$—	$—	$—	$—	$—
Book value per common share	$20.95	$20.31	$19.66	$19.04	$18.22
Allowance for loan losses / net loans	1.21%	1.20%	1.14%	1.12%	1.11%

(1)	Represents net earnings plus interest expense on dilutive convertible debentures, net of taxes, that would not occur if the convertible debentures were assumed to be converted for purposes of computing diluted earnings per share.
(2)	Diluted EPS includes shares that would be outstanding if dilutive common stock warrants and convertible debentures were assumed to be exercised/converted during the period. All outstanding warrants were considered for the EPS computations.

Convertible debentures (principal and accrued interest) outstanding at March 31, 2007 and 2006 totaling $2,896,000 and $3,306,000, respectively, were convertible into common stock at a price of $18.00 per share in 2007 and $16.00 per share in 2006. Assumed conversion results in additional common shares (based on average balances outstanding) of approximately 162,000 in the 2007 EPS computation and 212,000 in the 2006 EPS computation.

(3)	Returns for the quarterly periods have been annualized.
(4)	Represents noninterest expenses (excluding the provision for loan losses) as a percentage of net interest and dividend income plus noninterest income.

INTERVEST BANCSHARES CORPORATION

Consolidated Financial Highlights

	At or For The Period Ended
($ in thousands, except per share amounts)	Quarter Ended Mar 31, 2007	Year Ended Dec 31, 2006	Year Ended Dec 31, 2005	Year Ended Dec 31, 2004	Year Ended Dec 31, 2003
Balance Sheet Highlights:
Total assets	$2,040,658	$1,971,753	$1,706,423	$1,316,751	$911,523
Asset growth rate	3%	16%	30%	44%	33%
Total loans, net of unearned fees	$1,550,370	$1,490,653	$1,367,986	$1,015,396	$671,125
Loan growth rate	4%	9%	35%	51%	37%
Total deposits	$1,677,705	$1,588,534	$1,375,330	$993,872	$675,513
Deposit growth rate	6%	16%	38%	47%	34%
Loans/deposits (Intervest National Bank)	83%	84%	88%	86%	79%
Borrowed funds and accrued interest payable	$144,658	$172,909	$155,725	$202,682	$140,383
Stockholders’ equity	$175,498	$170,046	$136,178	$90,094	$75,385
Common shares outstanding (1)	8,377,121	8,371,595	7,823,058	6,271,433	5,988,377
Common book value per share	$20.95	$20.31	$17.41	$14.37	$12.59
Market price per common share	$28.70	$34.41	$24.04	$19.74	$14.65

Asset Quality Highlights
Nonperforming loans .	$11,735	$3,274	$750	$4,607	$8,474
Allowance for loan losses	$18,687	$17,833	$15,181	$11,106	$6,580
Loans ninety days past due and still accruing	$—	$—	$2,649	$—	$—
Loan recoveries	$—	$—	$—	$—	$—
Loan chargeoffs	$—	$—	$—	$—	$—
Foreclosed real estate	$—	$—	$—	$—	$—
Allowance for loan losses / net loans	1.21%	1.20%	1.11%	1.09%	0.98%

Statement of Operations Highlights:
Interest and dividend income	$33,265	$128,605	$97,881	$66,549	$50,464
Interest expense	21,695	78,297	57,447	38,683	28,564

Net interest and dividend income	11,570	50,308	40,434	27,866	21,900
Provision for loan losses	854	2,652	4,075	4,526	1,969
Noninterest income	1,602	6,855	6,594	5,140	3,321
Noninterest expenses	2,769	13,027	10,703	8,251	7,259

Earnings before income taxes	9,549	41,484	32,250	20,229	15,993
Provision for income taxes	4,196	17,953	14,066	8,776	6,873

Net earnings	$5,353	$23,531	$18,184	$11,453	$9,120

Basic earnings per share	$0.64	$2.98	$2.65	$1.89	$1.85
Diluted earnings per share	$0.62	$2.82	$2.47	$1.71	$1.53
Adjusted net earnings used to calculate diluted earnings per share	$5,387	$23,679	$18,399	$11,707	$9,572
Average common shares used to calculate:
Basic earnings per share	8,373,096	7,893,489	6,861,887	6,068,755	4,938,995
Diluted earnings per share	8,621,395	8,401,379	7,449,658	6,826,176	6,257,720
Net interest margin	2.38%	2.75%	2.70%	2.52%	2.90%
Return on average assets	1.08%	1.28%	1.20%	1.02%	1.19%
Return on average equity	12.45%	15.82%	16.91%	14.14%	15.34%
Effective income tax rate	43.94%	43.28%	43.62%	43.38%	42.98%
Efficiency ratio (2)	21%	23%	23%	25%	29%
Full-service banking offices	7	7	6	6	6

(1)	The increase in shares in 2007 is comprised of 5,526 shares from the conversion of convertible debentures into Class A common stock.

The increase in shares in 2006 is comprised of 501,465 shares from the exercise of Class A common stock warrants and 47,072 shares from the conversion of convertible debentures into Class A commonstock.

The increase in shares in 2005 is comprised of 1,436,468 shares from a public offering of Class A common stock and 115,157 shares from the conversion of convertible debentures into Class A common stock.

The increase in shares in 2004 is comprised of 42,510 shares from the exercise of Class A common stock warrants and 240,546 shares from the conversion of convertible debentures into Class A common stock.

2)	Noninterest expenses (excluding the provision for loan losses) as a percentage of net interest and dividend income plus noninterest income. Noninterest expenses for 2006 included a one-time charge of $1.5 million.